Exhibit 10.13



POBS Plus -
Incentive System for Members of the Group Management of METTLER TOLEDO


Regulations, valid as of March 14, 2000


1.       Objectives and Participants

         With this incentive plan our aim is to pursue two main objectives:

o To orient the remuneration of Members of the Group Management (GMC) directly to the achievement of annual operating plan targets and to give a special reward for reaching and exceeding the plan.
o To emphasize the responsibility of each participant for the top-ranking interest of the Group and to promote the attainment of the overall corporate goals and success of the corporation.

         Participation in the POBS Plus incentive scheme for Members of the Group Management is determined by the Compensation Committee and must be agreed in writing.

         Criteria for participation are:

o Executive Officer and Member of the GMC of METTLER TOLEDO who by virtue of his or her tasks and performance can significantly influence and contribute to the overall success of the entire Group.


2.       General Principles

2.1 In addition to the yearly base salary, participants are eligible for a bonus which is based and calculated on the grade of target achievement. This bonus is a percentage multiple of the base salary ranging from 0 - 300%. The maximum bonus which could be paid to any participant in any given year is USD 2.5 million.

2.2      Bonus Scale

o The bonus starts after 90% target achievement and can go up to a maximum of 130% target achievement.
o Within this span, for each point of target achievement, a percentage of between 2.5% and 7.5% of the base salary is calculated as bonus. The percentage per bonus point is scaled and determined for the specific functions

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                                                                   Exhibit 10.13


         by the Compensation Committee within the first 90 days of each business year.

2.3      Targets

         All targets in POBS Plus are closely related to the yearly budgets and business plans.

         As a general rule, POBS Plus includes the following target categories and weighting:

         A        Group targets:            Earnings per share (EPS),
                                            Net Cash Flow from Operations (NCO);
                                            Operating Profit Division (OP),
                                            Sales Division;
         B        Operative unit targets:   Sales, Operating Profit (OP)
         C        Personal targets:         10 - 20%

         Target parameters and respective weighting within a category for the individual functions in POBS Plus are established for each business
         year  in  the  respective   POBS  Plus  Scheme  for  Members  of  Group
         Management.

         The sum of total targets defined must equal 100%.

         The POBS Plus Rules which quantify the actual values and levels of target achievement per category and parameter are established and based on the approved budget of the Group and Operative Units.

         Both the POBS Plus Scheme and Rules are proposed each business year by the Group Management Committee, and they must be approved by the Compensation Committee.


3.       Target Setting

3.1 The requirements for complete and proper target achievement (100%) should be challenging and ambitious, on the other hand they have to be realistic and attainable. For each participant they should be set in such a way that they can be fulfilled clearly and to the full extent.

3.2 Personal targets (category C) are agreed at the beginning of each business year for each participant with his / her supervisor. They need to be clearly measurable. The Compensation Committee sets the maximum possible degree of target achievement for personal targets for each business year.

3.3      For each  participant, a POBS Plus Target  Achievement  Sheet lists per
         business  year  all   targets  set  incl.   their  weighting  and  the
         corresponding values / levels in line with the corresponding POBS Plus Rules.


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                                                                   Exhibit 10.13





4.       Target Assessment

4.1 At the end of the business year, target achievement is assessed by the superior manager for each participant.

         The degree of achievement of each individual target (range 90% to max. 130%) is multiplied by the weighting of the individual target to give a points award for each individual target. The total score for all targets lies between 90 and 130 points which number also corresponds to the overall percentage of target achievement.

4.2      Personal targets (C category) are evaluated as follows:

         Target Achievement

          90 % Target not reached - result unsatisfactory
         100 % Target reached, corresponding to the requirements - good result 110 % Clearly more than target achieved, requirements clearly exceeded, in terms of value, time limits, quality, additional related success - very good result
         120 % Target achievement outstanding, additional major benefits /
               success for the company reached, excellent result
         130 % Target achievement exceptional, extraordinary additional value to the company - unique result.


5.       Bonus Calculation

         The bonus is calculated in a percentage of the yearly base salary and depends on the total sum of points reached in the target assessment.

         Each full point above 90 and up to a maximum of 130 corresponds to a bonus amount of from 2.5% to a maximum of 7.5% of the base salary, as determined for each individual function in its applicable scaling by the Compensation Committee for each business year.


6.       Payment

         During the salary year (Jan. 1 - Dec. 31 of the calendar year or April 1 - March 31 of the following year), the annual base salary will be paid, normally divided in 12 equal monthly installments. The distribution of this basic amount, however, can vary in certain countries.

         The Company will normally make a payment on account of the expected bonus in December of the relevant business year which is calculated on a provisional

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                                                                   Exhibit 10.13


         basis using projected results. The amount of such payment on account cannot exceed 50 % of the presumable bonus.

         The final bonus is calculated as soon as the results of the business year and the assessment of the target achievement are known. Payment (or deduction) adjusted by any payment on account is usually made until April following the end of the business year.


7.       Termination of Employment during the Business Year

         In case of termination in the first half-year of the business year, the bonus is paid pro rata on a set 95 % target achievement. In case of termination of employment in the second half-year, target achievement is measured at the end of the year (usual procedure) and the bonus calculated accordingly will be paid pro rata.


8.       Accounting Rules for Bonus Payments

         Bonus payments are accounted for in the business year to which the bonus belongs. Appropriate accruals have to be made for this purpose in the year end closing. Carry over into accounts of the payout year are not allowed.





Peter Burker
Head Human Resources

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